Exhibit 16.1

November 6, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Perfect Moment Ltd. under the section titled Change in Independent Registered Public Accounting Firm in its Registration Statement on Form S-1/A (No. 333-274913) dated November 6, 2023 (the “Form S-1/A”). We are in agreement with the statements contained therein about CohnReznick LLP.

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP